LONG TERM INCENTIVE AWARD AGREEMENT
(Including Confidentiality, Non-Competition and Non-Solicitation Covenants)
[Date]
This LONG TERM INCENTIVE AWARD AGREEMENT (“Agreement”) made as of the date shown below by and between Innophos Holdings, Inc., a Delaware corporation (the “Company”), and the individual named on the signature page hereof (the “Participant”).
Introductory Statement
This Agreement sets forth the terms and conditions under which the Participant is awarded (i) options to purchase (referred to individually as an “Option” and collectively as the “Options”) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), (ii) Performance Shares, and/or (iii) Restricted Shares, in each case pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Plan”). Shares of Common Stock issued upon exercise of Options are referred to as “Option Shares.” Collectively, Option Shares, Restricted Shares and Performance Shares are sometimes referred to as “Shares.” The Options, Performance Share Awards and/or Restricted Shares granted hereunder are collectively referred to as the “Awards.”
Capitalized terms used in this Agreement without definition therein are intended to have the meanings given to those terms in the Plan.
Agreements:
1.Grant of Awards; Restrictive Covenants.

a.	Option Grants. The Company grants to the Participant Options as set forth on Schedule A attached to this Agreement and made a part hereof.

b.	Performance Shares Awards. The Company awards to the Participant the number of Target Performance Shares set forth on Schedule B attached to this Agreement and made a part hereof.

c.	Award of Restricted Shares. The Company awards to the Participant the number of Restricted Shares set forth on Schedule C attached to this Agreement and made a part hereof

d.
Awards Granted Subject to Restrictive Covenants. In consideration for the Awards made pursuant to the Agreement, the provision of confidential information and other good and valuable consideration, the Participant agrees to the terms of the post-employment restrictive covenants set forth on Schedule D.

2.    Certain Definitions. For purposes of this Agreement:

a.
“Good Reason” shall mean that term (or its functional equivalent) only as defined in any employment or severance agreement between the Participant and the Company or any Subsidiary in effect at the applicable time (the “Employment Agreement”).

b.
“Constructive Termination Event” shall mean, in the absence of a written consent of the Participant, and notwithstanding the applicability at the time of the Employment Agreement, so long as such agreement does not contain a definition of “Good Reason,” any one or more of the following:  (i) a significant and non-temporary change in the Participant’s general job description or duties of a magnitude that changes the fundamental character of the Participant’s job to such an extent as to constitute a de facto demotion, excluding for this purpose any action not taken in bad faith that (x) results from the evaluation of individual job performance, (y) is part of any overall restructuring involving similarly situated employees generally, or (z) is remedied on the part of the employer promptly after receipt of notice thereof;  (ii) any material reduction in the Participant’s base salary or target bonus outside the range of percentages for the respective position, excluding reductions (x) due to economic exigency affecting the Company and/or its subsidiaries, (y) that result from the evaluation of individual job performance or (z) that are made generally applicable to the classification or grade of employees of whom the Participant is a member, other than a reduction not occurring in bad faith and which is remedied on the part of the employer promptly after receipt of notice thereof; or  (iii)  requiring  the Participant to relocate his or her principal business location more than 50 miles from the farther of his residence or his or her principal business location as of the date of the Change in Control.

3.    Schedules Form Part of Agreement. Schedules attached to this Agreement (including their respective attachments, if any) form an integral part of this Agreement and are incorporated herein by reference. In the event of any inconsistency between any schedule and the remainder of this Agreement, the text of the schedule in question (including any calculation) shall be deemed to control. The Awards are being made in consideration, among other things, of the Participant’s compliance with the terms of the schedules. Notwithstanding the foregoing, this Agreement and all schedules are governed by the terms of the Plan; provided, however, where the Plan permits the terms of this Agreement to differ from any Plan provision, the terms of this Agreement shall be deemed control the rights of the parties as to that provision.
4.    Non-Transferability Awards. The Awards are personal to the Participant and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except to the extent specifically provided in the Plan. Only the Participant or the Participant’s permitted representatives are entitled to exercise Options or any similar right. If any non-permitted Transfer, whether voluntary or involuntary, of an Award is made or attempted, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon any Award, the Participant’s right to such property shall be forfeited immediately to the Company, and this Agreement shall lapse as to such property. Notwithstanding the previous sentence, the Participant’s obligations under this Agreement shall survive any such forfeiture and lapse.

5.    No Rights as to Relationship. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company or any Subsidiary, nor will this Agreement interfere in any way with any such employer’s rights to terminate the Participant’s employment at any time. Awards, except where Common Stock is already issued, shall confer no rights on the Participant as a stockholder until such time as the related Shares are issued.
6.    Tax and Stock Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. With respect to withholding required upon any taxable event arising as a result of Awards granted hereunder, the Company may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction. The Participant agrees to pay to the Company and/or its Subsidiaries any amount of tax that the Company or such Subsidiary may be required to withhold as a result of the Participant’s participation in the Plan that is not or cannot be satisfied by the means previously described. For any Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code who is entitled to a payment or settlement of Award that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code as a result of the such Participant’s “separation from service” from the Company within the meaning of Treas. Reg. 1.409A-1(h), such payment or settlement shall be made upon the later of (a) the payment or settlement date set forth in the applicable schedule or (b) the date that is six months after such separation from service” from the Company or, if earlier, the Participant’s date of death.
7.    Share Issuances and Sales Subject to Requirements of Law.

a.
The Awards under the Plan and the issuance of Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

b.
The Participant understands and acknowledges that federal and state securities laws govern and restrict the Participant’s right to offer, sell or otherwise dispose of Shares, unless that offer, sale or other disposition thereof is registered under the Securities Act of 1933 (the “1933 Act”) and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. The Participant agrees that he or she will not offer, sell or otherwise dispose of Shares in any manner that would: (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. The Participant further understands that the certificates for Shares that the Participant receives will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.
8.    Amendments to Agreement. The Company may terminate, amend, or modify this Agreement; provided, however, that any amendment and/or termination of this Agreement will not subject amounts payable under this Agreement to penalties and interest under Code Section 409A. Additionally, no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.
9.    Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement.
10.    Notices. Any notice given in connection with this Agreement must be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service to the parties at the addresses indicated below:
If to the Company/Committee, to:
Innophos Holdings, Inc.
259 Prospect Plains Road, Building A
Cranbury, NJ 08512
Attn: Senior Vice President—Human Resources

If to the Participant, to:
The address set forth on the signature page of this Agreement or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice will be deemed to have been given when so delivered or mailed. Notwithstanding any other provision of this Agreement, notices to Participants may be given effectively hereunder to the extent and at the time materials are posted on a website pursuant to a system maintained by the Company for purposes of administering the Plan to which Participants are afforded individual, secure access and are notified from such website or system of events pertaining to them.

11.    Participant’s Representations and Warranties. The Participant represents and warrants to the Company that:

a.
This Agreement and all schedules constitute the legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with its terms, and the execution, delivery and performance of this Agreement by the Participant does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Participant is a party or any judgment, order or decree to which the Participant is subject;

b.
Giving effect to all equity securities of the Company owned beneficially by the Participant, the Participant, as of the date hereof, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary of the Company; and

c.	The Participant will review all disclosure materials provided by the Company in connection with the offering of Shares to the Participant under the 1933 Act.
12.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any such provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction.
13.    Complete Agreement and Certain Priorities. This Agreement, the Plan and the employment agreement between the Participant and the Company, if any (the “Employment Agreement”) embody the complete agreement and understanding between the parties with respect to the Awards and supersede and preempt any prior understandings or agreements between the parties, written or oral, with regard to that subject matter. Notwithstanding any provision herein to the contrary, in the event of a conflict between this Agreement (including the Schedules to this Agreement) and the Employment Agreement, the terms of the Employment Agreement shall control, except that with respect to any conflict related to vesting or exercisability of an Award on termination of employment, Change of Control or other event, the agreement that provides a more favorable outcome to the Participant in connection with such termination of employment, Change of Control or other event, shall control.
14.    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronically by a method deemed reliable by the Company), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
15.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors and assigns, including without limitation as to the Company whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company and as to the Participant whether such successor or assign results from the laws of descent and distribution; provided, that the Participant may not assign any of his or her rights or obligations, except as expressly provided by the terms of the Agreement or the Plan.
16.    Governing Law. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning the enforceability, validity and binding effect of this Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New Jersey.

17.    Enforcement Matters.

a.
Except as may be otherwise provided in this Agreement, all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted in accordance with the arbitration procedures described in this section. Except as otherwise provided in the JAMS’ Comprehensive Arbitration Rules and Procedures as in effect from time to time (the “JAMS Rules”), the arbitration procedures described in this section and any Final Arbitration Award (as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New Jersey from time to time. Arbitral proceedings initiated hereunder shall take place in Cranbury, NJ, or another place agreeable to the parties to the dispute, before a single arbitrator who is agreeable to such parties. If the parties are unable to agree on an arbitrator within a reasonable period of time, an arbitrator shall be selected in accordance with the JAMS Rules. The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between the parties to the dispute. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the parties to the dispute will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the parties to the dispute, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the arbitrator prejudicing the rights of any party to the dispute or to correct manifest clerical errors. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the dispute. Each party to the dispute shall bear and be solely responsible for all costs and expenses (including fees and disbursements of counsel) incurred by such party in connection with any arbitration conducted hereunder, and the costs and expenses of the arbitrator shall be borne 50% by the Company and 50% by the Participant.

b.
Except to the extent required by subsection a., for the purpose of litigating disputes that arise under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of New Jersey sitting in and for the county wherein the headquarters of the Company is located at the time. To effect the foregoing, the Participant hereby subjects himself or herself to the in personam jurisdiction of such courts and waives all objections as to improper venue for such forum posited as provided in the preceding sentence.

c.
Notwithstanding the foregoing, if the Employment Agreement contains provisions related to the resolution of disputes, the dispute resolution-related provisions of the Employment Agreement will control the resolutions of disputes pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Date:
INNOPHOS HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Signature

Address:

Telephone:

E-mail:

SCHEDULE A
to
Long Term Incentive Award Agreement

(OPTIONS)

Name of Participant:
1.    Name of Governing Plan: 2009 Long-Term Incentive Plan
2.    Number of Option Shares:
3.    Option Price: $
4.    Grant Date:
5.    Type:
6.    Vesting/Exercisability:
One-third of the Options shall vest and become exercisable on each of [month and day], [year], [year] and [year], provided the Participant has been employed by, or served in the designated position with, the Company or any of its Subsidiaries from the date of this Agreement continuously (excepting agreed upon leaves of absence and short-term disabilities not constituting a break in service) through each such vesting date. In the case of any Participant whose Option Shares continue to vest after termination of employment (such as upon certain retirements) such continued vesting shall be conditioned on and subject to continued satisfaction of the obligations set forth in Schedule D and additionally, if applicable, in Attachment A.
7.    Change in Control
If (i) the Participant has been in active service with the Company or a Subsidiary from the date of this Agreement until the occurrence of a Change in Control and (ii) either (A) (x) the Participant’s service is terminated by the Company or a Subsidiary other than for Cause, (y) the Participant’s service is terminated by the Participant for Good Reason, or (z) there occurs a Constructive Termination Event with respect to the Participant’s employment, in any case within two years after the effective date of such Change in Control, or (B) the Company is not the surviving entity following the Change in Control and the surviving entity does not directly or through another entity assume or retain all outstanding obligations under the Plan upon consummation of the restructuring plan resulting in the disappearance of the Company, all Options that have not yet become vested or exercisable shall become vested and exercisable at the first to occur of such events under (A) or (B).

8.    Expiration Date(s): The Options will expire on the earliest to occur of:

a.	The tenth (10th) anniversary of the Grant Date

b.	Post-termination Days for Exercise: See Attachment A

c.	Change in Control Period: See Attachment A
9.    Rules and Procedures for Exercise:
Any exercise of an Option must comply with the terms and conditions respecting exercise set forth in the Plan, this Agreement and any forms and other documents established by the Committee for use in exercising Options.

Attachment A
[Year] Option Terms

Provision	Terms of Grant
Option Price	Fair Market Value (closing price) on date of grant.
Option Type
Expiration Date	10 year term from date of grant, unless otherwise specified. No vesting or timing of exercise provision can extend the term.
Vesting
1/3, 1/3, 1/3 on [month and day] of each year following the year of the date of grant, subject to continuous service, except as noted for special circumstances herein or as otherwise provided by the Employment Agreement. Unvested options will be forfeited.

Exercise	Any time after vesting during the term.
Employment Agreement Controls
For the avoidance of doubt, in the event of a conflict between the Employment Agreement and this Agreement (including any schedules thereto) related to vesting or exercisability of an Award on termination of employment, Change of Control or other event, the agreement that provides a more favorable outcome to the Participant in connection with such termination of employment, Change of Control or other event, shall control.

Death	Immediate full vesting of all options. Options expire and must be exercised within one year of death.
Disability	Immediate full vesting of all options. Options expire and must be exercised within one year of Disability termination.
Retirement	Vesting continues over the normal period specified in the grant. Options expire and must be exercised within three years of Retirement.
"Good Reason" and other non‑cause terminations	Vesting ends with effective date of termination. Options expire and must be exercised within 90 days of termination.
Termination for Cause	Vesting ends with effective date of termination. Options expire and must be exercised within 30 days of termination.
Change in Control
Modified “Double Trigger Basis.” All options accelerated to vest as of the date of a (A) a “Change in Control” as defined in the 2009 LTIP, plus either (i) actual termination without cause or (ii) “good reason” termination which is to be made available to all participants for purposes of 2009 LTIP awards, or (B) a “Change in Control” as defined in the 2009 LTIP in the event that an acquirer does not assume all outstanding obligations under the 2009 LTIP. Options remain exercisable over the full term.

Disposition	Options are non-transferable. Stock received upon exercise may be sold or disposed of as permitted by law or Company policy applicable to the employee.
Non-Compete
12 month non-compete period following termination, other post-employment covenants extend indefinitely; violations of restrictive covenants within 12 months will result in cessation of any post-employment vesting and forfeiture of vested Options.

SCHEDULE B
to
Long Term Incentive Award Agreement

(PERFORMANCE SHARES)

Name of Participant:
1.    Name of Governing Plan: 2009 Long-Term Incentive Plan
2.    Number of Target Performance Shares:
3.    Performance Cycle: Fiscal years ____ through ____
The Performance Cycle shall commence on January 1, ____ and end on December 31, ____.
4.    Performance Measure(s): See Attachment B and B1
The amount of each Award earned relative to the number of Target Performance Shares awarded shall depend on the relative degree to which the Performance Measures, as certified in writing by the Committee, are met, equaled or exceeded (including interpolations, if any) as set forth in Attachment B and B1. Performance Shares are deemed to be earned only upon the completion of a Performance Cycle and the Participant’s continued employment through the settlement of the Award pursuant to Section 6 of this Schedule B. Notwithstanding the foregoing, if the Employment Agreement has been approved by the Committee or the Board of Directors of the Company, Performance Shares are deemed to be earned upon the completion of a Performance Cycle.
5.    Dividends:
An amount equivalent to dividends paid by the Company in cash (or the Fair Market Value of other property) will be accrued for the period prior to settlement of the Award on the number of Performance Shares ultimately issued and paid, without compounding or interest, upon settlement of the Award.
6.    Settlement and Timing of Payout:
In settlement of its obligations for Awards under this Schedule B, the Company shall deliver to the Participant: (i) one share of Common Stock for each Performance Share earned as determined in accordance with the provisions of this Schedule B (with fractional shares of Common Stock rounded up to the nearest whole share) and (ii) an amount in cash representing the dividend equivalents as computed in accordance with Section 5 of this Schedule B.

Settlement shall be made prior to the last day in [month] in the calendar year following the last calendar year to occur in the Performance Cycle.

7.	Eligibility for Payout: Except as expressly provided otherwise by the Employment Agreement, a Participant shall be eligible for a payment of earned Performance Shares and any other property only if:

a.
the Participant’s employment with the Company or any Subsidiary continues through the settlement of the Award pursuant to Section 6 of this Schedule B or is terminated during a Performance Cycle or prior to settlement by Retirement, in which instance the Participant will have earned the number of Performance Shares and any other property determined under Sections 4 and 5 of this Schedule B;

b.
the Participant’s employment with the Company or any Subsidiary is terminated due to death or Disability during a Performance Cycle, in which instance the Participant will have earned a fraction of the number of Targeted Performance Shares and any other property over the complete Performance Cycle as calculated under Sections 4 and 5 of this Schedule B, determined using a numerator that equals the number of complete calendar months (rounded to the nearest whole number of months) elapsed since the beginning of the Performance Cycle through the Participant’s date of employment termination, and a denominator that equals 36. In the event of a Participant’s death, the Participant’s beneficiary or estate shall be entitled to the Performance Shares and other property to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant; provided, however, if the Participant’s employment is terminated due to death, Disability or Retirement and subsequently there occurs during the Performance Cycle a Change in Control where the Company is not the surviving entity, the Participant’s entitlement fraction shall be calculated as in subsections a. or b., as the case may be, but the number of Performance Shares against which the fraction shall be applied shall be those derived under subsection c.;

c.
there occurs during the Participant’s employment a Change in Control where the Company is not the surviving entity, and the surviving entity does not directly or through another entity assume or retain all outstanding obligations under the Plan upon consummation of the restructuring plan resulting in the disappearance of the Company, in which instance the Participant will be deemed to have earned the greater of: (i) 100% of the Target Performance Shares granted to the Participant in Section 2 of this Schedule B and such other property resulting from the application of Section 5 of this Schedule B determined as of the effective date of such Change in Control; or (ii) the number of Performance Shares that would have been earned from the application of Section 4 of this Schedule B and such other property resulting from the application of Section 5 of this Schedule B that would have been earned by the Participant if the Performance Cycle had been completed on the effective date of the Change in Control; provided, however, in any case where a Performance Cycle depends on the sum of results of component years or other periods in a cycle (as opposed to an average of such years or periods), that all years or other periods ending with the effective date of the Change of Control shall be deemed to add up to 100% of the cycle); or

d.
there occurs a Change of Control during a Performance Cycle where the Company is the surviving entity, and within two years after the effective date of such Change in Control and prior to the settlement of the Award pursuant to Section 6 of this Schedule B, the Participant’s employment is terminated by the Company or any Subsidiary other than for Cause or by the Participant for Good Reason or there occurs a Constructive Termination Event with respect to the Participant’s employment, in which instance the Participant will be deemed to have earned amounts determined according to clause c. above.

In the event that the Participant’s employment terminates prior to the settlement of the Award pursuant to Section 6 of this Schedule B for any reason other than those reasons set forth in Section 7, the entire Performance Share Award shall be forfeited, and no payment shall be made to the Participant.
8.    Conditions to Vesting, Forfeiture:
In the case of any Participant whose Performance Shares continue to vest after termination of employment (due to Retirement), such continued vesting shall be conditioned on and subject to continued satisfaction of the obligations set forth in Schedule D and additionally, if applicable, in Attachment B.

Attachment B
[Year] Performance Shares Terms

Provision	Terms of Grant
Number of Shares
Awards expressed in terms of “target” numbers of shares (“x”), but less or more than the target number (up to 2.0x) can be earned contingent upon Company performance for the Performance Cycle. Interpolation is used for intermediate achievement levels and effect of the Performance Measures as shown on Schedule B1.

Performance Cycle	The period from January 1, ____ to December 31, ____.
Performance Measures
Dividend Equivalents
Amounts equivalent to dividends paid prior to the settlement of the Award on outstanding shares of common stock that are ultimately earned as Performance Shares are accumulated and paid in cash with shares issued at distribution.

Vesting
Continuous service over the full three year Performance Cycle and through the settlement of the Award is required, except as noted for special circumstances or with an Employment Agreement, both as described herein.

Employment Agreement Controls
For the avoidance of doubt, in the event of a conflict between the Employment Agreement and this Agreement (including any schedules thereto) related to vesting or exercisability of an Award on termination of employment, Change of Control or other event, the agreement that provides a more favorable outcome to the Participant in connection with such termination of employment, Change of Control or other event, shall control.

Retirement	Full vesting of Performance Shares for entire Performance Cycle and payout at completion of cycle.
Death	Pro rata vesting of Performance Shares based on completed months of service through the event over the Performance Cycle and payout at completion of cycle
Disability	Pro rata vesting of Performance Shares based on completed months of service through the event over the Performance Cycle and payout at completion of cycle.
Other non-Cause terminations by Company and “Good Reason” Terminations by employee
Forfeiture of entire award, except within two years following Change in Control and prior to the settlement of the Award, in which case full vesting of Performance Shares for entire Performance Cycle as described below.

Termination for Cause and other terminations by employee	Forfeiture of entire award.

Change in Control
Modified “Double Trigger Basis.” Unvested shares vest upon the date of a (A) a “Change in Control,” plus within two years thereafter and prior to the settlement of the award either (i) actual termination without Cause or (ii) Good Reason termination or Constructive Termination Event or (B) a “Change in Control” in the event that an acquirer does not assume all outstanding obligations under the 2009 LTIP. If Performance Cycle is truncated, augmented calculation of number of shares paid out based on greater of (i) number of target shares awarded, or (ii) number of shares that actually would have been earned if Performance Cycle had been completed on the effective date of the Change in Control.

Disposition	Shares received may be sold or disposed of as permitted by law or Company policy applicable to the employee.
Non-Compete
12 month non-compete period following termination, other post-employment covenants extend indefinitely; violations of restrictive covenants within 12 months will result in cessation of any post-employment vesting.

Clawback	All awards, regardless of vesting or distribution, will be subject to any “clawback” required by law or adopted by the Board of Directors

ATTACHMENT B1

Innophos [Year]-[Year] Long Term Incentive Program Performance Measure:

SCHEDULE C
to
Long Term Incentive Award Agreement

(RESTRICTED SHARES)

Name of Participant:
1.    Name of Governing Plan: 2009 Long-Term Incentive Plan
2.    Number of Restricted Shares:
3.    Conditions to Vesting, Lapse of Forfeiture or Delivery:
One-third of the Restricted Shares vest on each of [month and day], [year], [year] and [year], provided the Participant has been employed by, or served in the designated position with, the Company or any of its Subsidiaries from the date of this Agreement continuously (excepting agreed upon leaves of absence and short-term disabilities not constituting a break in service) through each such vesting date. In the case of any Participant whose Restricted Shares continue to vest after termination of employment due to Retirement, such continued vesting shall be conditioned on and subject to continued satisfaction of the obligations set forth in Schedule D and additionally, if applicable, in Attachment C.
4.    Change in Control:
If (i) the Participant has been in active service with the Company or a Subsidiary from the date of this Agreement until the occurrence of a Change in Control and (ii) (x) the Participant’s service is terminated by the Company or a Subsidiary other than for Cause, (y) the Participant’s service is terminated by the Participant for Good Reason, or (z) there occurs a Constructive Termination Event with respect to the Participant’s employment, in any case within two years after the effective date of such Change in Control, then all other conditions to vesting of Restricted Shares shall be deemed to have been satisfied, all forfeiture restrictions shall lapse, and all Restricted Shares covered by this Agreement, to the extent not previously vested, shall vest in the Participant.
5.    Issuance of Shares:
Restricted Shares shall be issued to the Participant as soon as practicable following the award, and, upon issuance, shall constitute duly and validly issued and outstanding Shares of the Company, fully paid and non-assessable, subject only to the effectiveness of this Agreement. Shares for which restrictions do not so lapse as and when provided in this Schedule C shall be forfeited back to the Company, and, thereafter, the Participant shall have no further property rights in, or claims to, such Shares.

6.    Record Holder:
Restricted Shares shall be issued and registered in the name of the Participant. Prior to any forfeiture of Restricted Shares, the Participant shall be treated as the holder of record of such Shares for all purposes under applicable corporate law, including receiving all dividends and other distributions to which such holders are entitled and receiving notice of, and voting on or consenting to, all matters which are properly submitted to the stockholders of the Company for determination by them.
7.    Shares Held in Escrow:
Unless otherwise permitted by the Committee, Restricted Shares shall be held by the Company or its agents in escrow for delivery to the Participant upon the lapse of all risks of forfeiture relating to such Shares (or portions thereof) and the satisfaction of all other conditions, if any, to delivery of such Shares. Delivery of such Shares from escrow shall be in such form and with such further restrictions as the Company may reasonably require as necessary to comply with applicable law. In the event the Participant is determined to be eligible for continued vesting following termination of employment due to Retirement, then, notwithstanding the escrow arrangement, the Committee may allow the participant to surrender to the Company a number of Restricted Shares with a value sufficient to satisfy any withholding tax liability associated with such Retirement eligibility.
The Participant acknowledges that the Participant may be eligible to file an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code within 30 days following the date of grant of Restricted Shares, and that failure to do so may irrevocably affect the tax treatment of the Restricted Shares granted to the Participant.

Attachment C
[Year] Restricted Stock Terms

Provision	Terms of Grant
Escrow	Shares will be issued as of date of grant and held in escrow until vested. Generally, distribution will be made after vesting.
Stockholder Rights
Voting and dividend rights extend to all shares regardless of vesting while held in escrow. Cash dividends will be passed through as declared and paid, and other dividends and property resulting from shares will be held in escrow with shares pending distribution. Property not distributed prior to any forfeiture will be forfeited along with shares.

Vesting
1/3, 1/3, 1/3 on [month and day] of each year following the year of the date of grant, subject to continuous service to date of vesting, except as noted for special circumstances herein or as provided by the Employment Agreement. Shares that do not vest will be forfeited.

Employment Agreement Controls
For the avoidance of doubt, in the event of a conflict between the Employment Agreement and this Agreement (including any schedules thereto) related to vesting or exercisability of an Award on termination of employment, Change of Control or other event, the agreement that provides a more favorable outcome to the Participant in connection with such termination of employment, Change of Control or other event, shall control.

Retirement
Notwithstanding the default definition in the Plan, “Retirement” for purposes of Restricted Stock is limited to those retirements specifically consented to by the Compensation Committee whose consent may be withheld in its sole discretion on such basis as the Committee deems appropriate. Vesting continues over the normal course.

Termination without Cause or Termination for “Good Reason”	Vesting ceases with effective date of event.
Death and Disability	Immediate vesting as of the date of the event.
Voluntary Termination (Quit) or Termination for Cause	Vesting ceases with effective date of event.
Exception for Continued Vesting
The conditions of the non-compete (see below) and availability for assistance in legal proceedings will extend throughout the vesting cycle. Violations of the non-compete or failure to assist will result in forfeiture of all shares that are not vested.

Change in Control
Modified “Double Trigger Basis.” Unvested shares vest upon the date of a (A) a “Change in Control” as defined in the 2009 LTIP, plus either (i) actual termination without cause or (ii) “good reason” termination which is to be made available to all participants for purposes of 2009 LTIP awards, or (B) a “Change in Control” as defined in the 2009 LTIP in the event that an acquirer does not assume all outstanding obligations under the 2009 LTIP.

Restriction on Disposition	Shares received may be sold or disposed of as permitted by law or Company policy applicable to the employee.
Non-Compete
12 month non-compete period following termination, other post-employment covenants extend indefinitely; violations of restrictive covenants within 12 months will result in cessation of any post-employment vesting.

Clawback	All awards, regardless of vesting or distribution, will be subject to any “clawback” required by law or adopted by the Board of Directors.

SCHEDULE D
to
Award Agreement
Restrictive Covenants and Enforcement

1.    Noncompete Period.
The term “Noncompete Period” shall mean the period (i) commencing on the date the Participant’s employment or similar relationship with the Company and its Subsidiaries or other entities controlled directly or indirectly by either (collectively, “controlled affiliates”) began and (ii) ending twelve months after the date on which the Participant’s employment or similar relationship with the Company or any of its controlled affiliates is effectively terminated by either party and for any reason.
2.    Confidential Information.

a.
The Participant acknowledges that the information, observations and data, including trade secrets, obtained by the Participant while employed or retained by the Company and its controlled affiliates concerning their business and affairs (collectively, “Confidential Information”) are the property of those entities. Therefore, the Participant agrees that, except as required by law, court order or other legal process, including, but not limited to, depositions, interrogatories, court testimony, arbitration, and the like, the Participant shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Company’s Board of Directors (which may delegate to an authorized officer authority to give such consent), unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public or generally known in the industry other than as a result of the Participant’s acts or omissions or (ii) the Participant discloses such information to third parties with whom the Company or its affiliates have entered into a non-disclosure agreement and such disclosure is made in the ordinary course performance of the Participant’s duties and responsibilities to the Company and its affiliates. The Participant shall deliver to the Company at the termination of his employment or other similar relationship, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its controlled affiliates which the Participant may then possess or control, provided that the Participant may retain a copy of contact information consisting of names, telephone numbers and other contact details relating to outside parties so long as the Participant does not use such material in a manner that is otherwise prohibited by this Agreement.

b.
The Participant represents and warrants to the Company that the Participant took nothing with him that belonged to any former employer when the Participant left his prior position or that the Participant has nothing that contains any information which belongs to any former employer that the Participant is not entitled to have or use for the benefit of the Company and its controlled affiliates. If at any time the Participant discovers that the foregoing statement is incorrect, the

Participant shall promptly return any such materials to the Participant’s former employer or obtain any necessary consent. The Participant understands that Company does not want any such materials, and that the Participant will not be permitted to use or refer to any such materials in the performance of the Participant’s duties.

c.
Pursuant to the Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information of the Company that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing herein prohibits or prevents the Participant from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, DOJ, etc.), nor does anything herein preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. Additionally, the parties acknowledge and agree that Participant does not need the prior authorization of the Company to make any such reports or disclosures and Participant is not required to notify the Company that Participant has made such reports or disclosures.

3.    Intellectual Property, Inventions and Patents
The Participant acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to the Company’s or any of its controlled affiliate’s actual or anticipated business, research and development or existing or future products or services and (ii) are conceived, developed or made by the Participant (whether individually or jointly with others) while employed by the Company or its affiliates or their predecessors in interest (collectively, “Work Product”), belong to the Company or such affiliate, as the case may be. The Participant shall disclose Work Product promptly to the Company or the applicable affiliate in the manner required under procedures established by those entities and, at the expense of the Company or applicable affiliate, as the case may be, perform all actions reasonably requested on behalf of any such entity (whether during or after any period of employment or engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
4.    Non-competition; Non-solicitation.

a.
Non-competition. The Participant acknowledges that, during the course of the Participant’s employment or similar engagement with the Company and its controlled affiliates (including their respective predecessors in interest), the Participant has or will become familiar with the trade secrets of, and other Confidential Information concerning, those entities and that the Participant’s services have been, and are reasonably expected to be, of special, unique and extraordinary value to the

Company and its affiliates. As a result, the Participant agrees that, during the Noncompete Period, the Participant shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or plan to engage in such businesses. Nothing herein shall prohibit the Participant from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Participant has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production, distribution or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being developed by such entities) as of the date on which the Participant’s employment or similar relationship with the Company or any of its controlled affiliates is effectively terminated. This restriction shall not prevent the Participant from working for a subsidiary, division, venture or other business unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Participant does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Participant otherwise strictly complies with the restrictive covenants contained in this schedule.

b.
Non-solicitation. During the Noncompete Period, the Participant shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any executive or other key employee of the Company or any controlled affiliate to leave the employ of any of those entities, or in any way interfere with the relationship between the Company or any such affiliate and any such person; (ii) hire or offer to hire any person who was an executive or other key employee of the Company or any controlled affiliate at any time within the one year period prior to an offer of employment to such person; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any controlled affiliate to cease doing business with any Company-affiliated entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company-affiliated entity. The foregoing restriction will not preclude the Participant from (a) providing customary business references for Company executives or other key employees at their request, (b) being involved in a general solicitation to the public of general advertising, or (c) engaging or participating in solicitations by recruiting consultants not specifically targeted at the Company or its Subsidiaries or Affiliates.

5.    Nature of Restrictive Covenants; Enforcement.

a.
For purposes of enforcement, the restrictive covenants contained in this schedule are independent of any other provision of this Agreement. As a result, the existence of any claim or right of set-off that the Participant may have or allege against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement of the covenants or be deemed to mitigate any harm suffered by the Company.

b.
Because the Participant’s services are unique (resulting in the Company’s need for the restrictions in this schedule) and because the Participant has access to Confidential Information, Work Product and other proprietary resources representing valuable assets of the Company, the parties agree that the Company and its affiliates would suffer irreparable harm from a breach or threatened breach by the Participant of the restrictions set forth in this schedule and that money damages would not be an adequate remedy for any such non-compliant conduct. Therefore, notwithstanding the methods prescribed elsewhere in this Agreement for the enforcement of its provisions, in the event of a breach or threatened breach of the restrictive covenants in this schedule, the Company (including its affected affiliates and their respective successors or assigns) in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions in this schedule (without posting a bond or other security, any requirement of which is waived by the Participant). In the event of any breach by the Participant of the restrictions set forth in this schedule, the Noncompete Period shall be tolled until such breach has been cured. If, at the time of enforcement, a court holds that restrictions contained in this schedule are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances (or as otherwise allowed by governing law) are to be substituted for the stated period, scope or area provided in this schedule, and the restrictions are to be deemed reformed to that extent.

The Participant acknowledges that the restrictions contained in this schedule are reasonable and that the Participant has had the opportunity to review them and the other provisions of this Agreement with legal counsel and such other advisors as the Participant deems appropriate.
6.    Additional Post-employment Covenant(s)
The Participant acknowledges that the Option Grants and Awards of Restricted Shares under the Agreement comprise items of enduring and long-term value being issued by the Company to the Participant. Accordingly, to protect that long term value and in recognition of vesting terms of the Option Grants and Awards of Restricted Shares that, under circumstances provided in the Agreement, may extend beyond the actual service of the Participant as an employee, the Participant shall be obligated for any remaining vesting period applicable to Grants and Awards after the date of the Participant’s termination of service, at the Company’s request made reasonably in advance, to: (a) (i) maintain readiness for and cooperate with the Company and its Subsidiaries in connection with any legal proceedings in which the Participant is not (and is not likely to become) an adverse party individually, such cooperation to include, but not be limited to, meeting with attorneys, accountants and other experts, preparing for and attending depositions and attending hearings, trials or similar procedures to which the Company or any Subsidiary is a party (collectively, the “Proceedings”), and (ii) comply with the Company’s or such Subsidiary’s reasonable requests in connection with the Proceedings, and (b) during the pendency of the Proceedings, not to have any discussions, communications, or other contacts with any party or entity adverse to the Company or any Subsidiary or with the media, except (i) with the express written consent of the Company, or (ii) as otherwise required by judicial process, in which case the Participant shall be obligated to notify the Company in writing as much in advance as practicable of any such disclosure; provided, (a) the Participant shall be reasonably compensated by the Company for services to be provided (with rates not less than the hourly rate in effect for the Participant at the time of the Participant’s termination of service presumptively being deemed reasonable), (b) the reasonable expenses incurred by the Participant with respect to the Proceedings shall be fully reimbursed by the Company, and (c ) the number of hours of such service as are required in connection with the Proceedings shall not be unduly burdensome to the Participant (it being presumed that less than 20 hours in any one calendar month are not unduly burdensome).
The Participant acknowledges that failure to comply with the above covenants in this Schedule D can result, among other things, in risk of forfeiture of Option Grants and Awards of Restricted Shares not yet vested
7.    Employment Agreement Controls
For the avoidance of doubt, this Schedule D shall not apply to any Participant who is a party to an Employment Agreement that provides for post-employment restrictive covenants.